Exhibit 10.27.1

                               FIRST AMENDMENT TO
                 CONGOLEUM CORPORATION 1999 STOCK OPTION PLAN
                           FOR NON-EMPLOYEE DIRECTORS

      The Congoleum Corporation 1999 Stock Option Plan For Non-Employee Directors (the "Plan") is hereby amended in accordance with the attached resolutions, as follows:

1. Section 5 of the Plan shall be amended by adding the following new paragraphs (d) and (e) thereto, as follows:

            (d) Notwithstanding the foregoing provisions of this Section 5, the annual grant to eligible non-employee members of the Board of a Nonqualified Stock Option to purchase 1,000 shares of Stock originally scheduled to be made on July 1, 2002 shall not be granted on that date and, instead, shall be automatically granted to each then eligible non-employee member of the Board upon the date on which the Company grants replacement options to option holders (the "Replacement Grant Date") participating in the Company's offer to exchange outstanding options which commenced on December 4, 2001 (the "Exchange").

            (e) Subject to the terms and conditions of the Exchange, upon the Replacement Grant Date, there shall be an automatic grant of replacement options under the Plan to then eligible non-employee members of the Board in exchange for each option previously granted under the Plan to such non-employee members that were, pursuant to and in accordance with the Exchange, tendered by them and accepted for exchange and canceled by the Company. The replacement options shall be subject to the terms and conditions of the Exchange.

This Amendment to the Plan shall not be effective unless and until the Company shall cancel any options previously granted under the Plan which were, pursuant to and in accordance with the Exchange, tendered by an eligible non-employee member of the Board and accepted for exchange by the Company. If such actions do not occur, this Amendment shall be null and void and of no force or effect.